TODD SHIPYARDS CORPORATION

ANNOUNCES QUARTERLY FINANCIAL RESULTS FOR

JUNE 29, 2008

VIA FACSIMILE	CONTACT: HILARY PICKEREL
TOTAL PAGES - 3	SHAREHOLDER RELATIONS
(206) 623-1635 Ext. 106

SEATTLE, WASHINGTON...August 08, 2008...Todd Shipyards Corporation (NYSE:TOD) announced financial results for the first quarter ended June 29, 2008. For the quarter, we reported a net loss of $1.3 million or $0.23 per diluted share on revenue of $18.2 million. For the prior year first quarter ended July 1, 2007, we reported net income of $0.5 million or $0.08 per diluted share on revenue of $36.5 million.

Our first quarter revenue of $18.2 million reflects a decrease of $18.3 million or 50% from the same period last fiscal year. The quarter to quarter decrease largely results from lower volumes of ship repair and new construction activity for government and commercial customers. Several large projects were completed in fiscal year 2008. We previously reported that we received a notice from DCAA questioning the reasonableness of a payment to one of our subcontractors on the 2005 dPIA for work performed on the aircraft carrier USS John C. Stennis. Subsequent to the first quarter of fiscal year 2009 the DCAA and the Navy concluded that certain payments to the subcontractor and some related costs incurred by us on the 2005 dPIA are unallowable. We have established a $3.1 million cost claim reserve which is reflected in the first quarter earnings as a reduction in revenue. We continue to believe that the costs were legitimate and will appeal this matter either to the Armed Services Board of Contract Appeals or directly to Federal Court.

For the quarter ended June 29, 2008, we reported an operating loss of $2.9 million. In the prior year quarter ended July 1, 2007, we reported an operating loss of $0.5 million. The decrease in operating income in the first quarter of fiscal 2009 versus the first quarter of the prior year primarily results from the changes in revenue noted above.

We reported investment and other income of $1.0 million and $1.3 million for the quarters ended June 29, 2008 and July 1, 2007, respectively.

For the first quarter ended June 29, 2008, we reported a loss before income taxes of $2.0 million and recorded $0.7 million of federal income tax benefit , resulting in a net loss for the period of $1.3 million. For the prior year first quarter ended July 1, 2007, we reported income before income taxes of $0.7 million and recorded federal income tax expense of $0.2 million, resulting in net income reported for the period of $0.5 million.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements contained in this Release which are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, which could cause the outcome to be materially different than stated. Such risks and uncertainties include matters which relate directly to the Company's operations and properties and are discussed in the Company's filings with the Securities & Exchange Commission, as well as general economic risks and uncertainties. The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

The results of operations are as follows:

TODD SHIPYARDS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
Periods ended June 29, 2008 and July 1, 2007
(in thousands of dollars, except per share data)

A copy of our financial statements for the quarter ended June 29, 2008 will be filed with the Securities & Exchange Commission as part of its quarterly report on Form 10-Q. Our Form 10-Q should be read in conjunction with this earnings report.

TODD SHIPYARDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
June 29, 2008 and March 30, 2008
(in thousands of dollars)

A copy of our financial statements for the quarter ended June 29, 2008 will be filed with the Securities & Exchange Commission as part of its quarterly report on Form 10-Q. Our Form 10-Q should be read in conjunction with this earnings report.